As filed with the Securities and Exchange Commission on December 3, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Advanced Photonix, Inc.
(Exact name of registrant as specified in it charter) Delaware
(State or other jurisdiction of incorporation or organization) 33-0325826
(I.R.S. Employer Identification Number) Advanced Photonix, Inc., 2925 Boardwalk, Ann Arbor, Michigan 48104, (734) 864-5600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard D. Kurtz, President and Chief Executive Officer,
Advanced Photonix, Inc., 2925 Boardwalk, Ann Arbor, Michigan 48104, (734) 864-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities or additional classes of securities pursuant to delivery of the prospectus is expected to be made pursuant to Rule 413(b), please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $.001 per share	2,965,332		$1.74	(2)	$5,159,678	$158.40
Class A common stock, par value $.001 per share, issuable upon exercise of warrants	741,332	(3)	$1.85	(4)	$1,371,464	$42.10
Total	3,706,664					$200.50

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, such shares shall include an indeterminate number of shares of Class A common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations and similar events.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sale prices of our Class A common stock on November 26, 2007 as reported on the American Stock Exchange.
(3) Represents shares of Class A common stock issuable upon exercise of outstanding warrants held by the selling stockholders.
(4) Calculated pursuant to Rule 457(g) of the Securities Act of 1933, as amended, based on the warrant exercise price of $1.85 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

3,706,664 SHARES
ADVANCED PHOTONIX, INC.
CLASS A COMMON STOCK

This prospectus relates to the resale of up to 3,706,664 shares of our Class A common stock, $.001 par value, including 741,332 shares issuable upon exercise of warrants, by the selling stockholders identified in this prospectus or their transferees from time to time. We are not offering or selling any of our Class A common stock pursuant to this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will not be paying any underwriting discounts or commissions in this offering.

The selling stockholders identified in this prospectus, or their pledgees, donees, permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We do not know when or in what amount a selling stockholder may offer shares for sale, including whether a selling stockholder will sell any or all of the shares offered by this prospectus. If all of the warrants were exercised by the selling stockholders, we would receive $1,371,464.

Our Class A common stock is traded on the American Stock Exchange under the symbol “API.” On November 26, 2007 the average of the high and low prices of a share of our Class A common stock as reported on the American Stock Exchange was $1.74.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 3, 2007

CAUTIONARY STATEMENTS REGARDING
FORWARD-LOOKING STATEMENTS

We believe it is important to communicate our expectations to investors. However, there may be events in the future that we are not able to accurately predict or that we do not fully control that could cause actual results to differ materially from those expressed or implied. This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, our strategies to grow the company, and other risks that could cause actual results to differ materially. The forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholders. Each time a selling stockholder sells securities, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

You should assume that the information in this prospectus is accurate only as of the date on the front of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the times of the delivery of this prospectus or any sale of the shares of our Class A common stock. You may rely only on the information contained or incorporated by reference in this prospectus. Neither we nor any selling stockholder has authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares of our Class A common stock being offered hereby in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary contains basic information about us and the resale by the selling stockholders of our Class A common stock. Because it is only a summary, it does not contain all of the information that you should consider before purchasing our Class A common stock. You should read this entire prospectus, including the information set forth under “Risk Factors” and the information incorporated by reference in this prospectus. As used in this prospectus, and unless the context indicates otherwise, the terms “our company,” “we,” “our,” and “us” refer to Advanced Photonix, Inc., including its consolidated subsidiaries.

Our Company

We are a leading supplier of custom opto-electronic solutions, high-speed optical receivers and Terahertz sensors and instrumentation, serving a variety of global OEM markets. Our optoelectronic solutions are based on our silicon Large Area Avalanche Photodiode (LAAPD), PIN (positive-intrinsic-negative) photodiode and FILTRODE® detectors. Our patented high-speed optical receivers include Avalanche Photodiode (APD) technology and PIN photodiode technology based upon III-V materials, including InP, InAlAs, and GaAs. Our newly emerging Terahertz sensor product line is targeted to the industrial Non-Destructive Testing (NDT), quality control, homeland security and military markets. Using our patented fiber coupled technology and high speed Terahertz generation and detection sensors, we are engaged in transferring Terahertz technology from the application development laboratory to the factory floor.

We support the customer from the initial concept and design of the semiconductor, hybridization of support electronics, packaging and signal conditioning or processing from prototype through full-scale production and validation testing. Our products serve customers in a variety of global markets, typically North America, Asia, Europe and Australia. The target markets served by us are Military & Aerospace, Industrial/NDT & Commercial, Medical, Telecommunications and Homeland Security.

Our principal executive offices are located at 2925 Boardwalk, Ann Arbor, Michigan 48104, and our telephone number is (734) 864-5600.

The Private Placement

On September 14, 2007, we closed the sale of our securities in a private placement transaction, pursuant to which we sold and issued 741,332 units (including the sale of 608,000 units which was completed on September 7, 2007) to a limited number of “accredited investors,” as defined by Rule 501(a) in the Securities Act. Each unit consisted of four shares of our Class A common stock and one warrant to purchase a share of Class A common stock exercisable at $1.85 a share or an aggregate of 2,965,332 shares of Class A common stock and 741,332 warrants. The units were immediately separable. The warrants expire on the fifth anniversary of the date of grant. The aggregate purchase price paid for the units was $4,491,560.

Our Chief Financial Officer (CFO) and our Chief Technology Officer (CTO) participated in the offering purchasing an aggregate of 33,000 units consisting of 132,000 shares of Class A common stock and 33,000 warrants.

In connection with the private placement, we entered into subscription agreements with the accredited investors (other than our CFO and CTO) pursuant to which each agreed to pay a per unit price equal to the fair market value of our Class A common stock at the closing, provided the price would be no less than $5.72 per unit or greater than $6.00 per unit. We also entered into subscription agreements with our CFO and CTO pursuant to which each agreed to pay a per unit price equal to four times the fair market value of our Class A common stock at closing, which resulted in a per unit price of $7.32.

We also entered into registration rights agreements with each of the participants pursuant to which we agreed to register these securities for public resale. This prospectus has been prepared, and the registration statement of which this prospectus is a part, has been filed with the SEC, in order to satisfy our obligations to the purchasers of these securities.

Accordingly, this prospectus covers the resale by the selling stockholders of shares of our Class A common stock, including shares of our Class A common stock issuable upon exercise of the warrants held by the selling stockholders.

THE OFFERING

Class A common stock offered by the selling stockholders:	3,706,664 shares of common stock, par value $.001 per share.

Selling stockholders:	All the shares of Class A common stock offered by this prospectus are to be sold by the selling stockholders listed below.

Class A common stock outstanding after this offering:	23,977,678 shares.

AMEX symbol:	Advanced Photonix, Inc.

The number of shares of our Class A common stock to be outstanding after this offering is based on the number of shares outstanding as of November 26, 2007 and excludes:

▪
741,332 shares issuable upon exercise of warrants issued in the September 2007 private placement described above, which are outstanding and have an exercise price of $1.85 per share as of November 26, 2007;

▪
a total of 2,484,000 shares available for future issuance under our 2007 Equity Incentive Plan and a total of 10,000 shares available for future issuance under our 2000 Stock Option Plan, in each case as of November 26, 2007.

▪
1,389,082 shares issuable upon exercise of warrants previously issued in connection with a previous private placement which are outstanding and have an exercise price of $1.7444 per share as of November 26, 2007.

Investing in our securities involves risks. You should carefully consider the information below under “Risk Factors” and the other information included or incorporated by reference in this prospectus before investing in our securities.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below before investing in our Class A common stock. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our Class A common stock could decline, and you could lose all or part of your investment.

Risks Relating to Our Business

We are dependent upon several suppliers for a significant portion of raw materials used in the manufacturing of our products.

The principal raw materials we use in the manufacture of our semiconductor components and sensor assemblies are silicon and III-IV wafers, chemicals and gases used in processing wafers, gold wire, lead frames, and a variety of packages and substrates, including metal, printed circuit board, flex circuits, ceramic and plastic packages. All of these raw materials can be obtained from several suppliers. From time to time, particularly during periods of increased industry-wide demand, silicon wafers and other materials have been in short supply. Any significant interruption in the supply of these raw materials could have a material adverse effect on our company.

Customer acceptance of our products is dependent on our ability to meet changing requirements.

Customer acceptance of our products is significantly dependent on our ability to offer products that meet the changing requirements of our customers, including the military, medical institutions, industrial laboratories, government agencies and industrial corporations. Any decrease in the level of customer acceptance of our products could have a material adverse effect on our company.

We are subject to market risk through our sales to overseas markets.

A growing amount of our sales are being derived from overseas markets. These international sales are primarily focused in Europe and the Middle East. These operations are subject to risks that are inherent in operating in foreign countries, including the following:

▪	foreign countries could change regulations or impose currency restrictions and other restraints;

▪	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

▪	exchange controls;

▪	some countries impose burdensome tariffs and quotas;

▪	political changes and economic crises may lead to changes in the business environment in which we operate;

▪	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

▪	economic downturns, political instability and war or civil disturbances may disrupt distribution logistics or limit sales in individual markets.

In addition, we utilize third-party distributors to act as our representative for the geographic region that they have been assigned. These distributors are responsible for maintaining customer account management and in some cases maintaining an inventory of products for those customers within their geographic region. Our success is dependent on these distributors finding new customers and receiving new orders from existing customers.

Our future performance is dependent upon finding new customers and retaining our existing customers.

Customers normally purchase our products and incorporate them into products that they, in turn, sell in their own markets on an ongoing basis. As a result, our sales are dependent upon the success of our customers' products and our future performance is dependent upon our success in finding new customers and receiving new orders from existing customers.

In several of our markets, quality and/or reliability of our products are a major concern for our customers, not only upon the initial manufacture of the product, but for the life of the product. Many of our products are used in remote locations, or higher value assembly, making servicing of our products not feasible. Any failure of the quality and/or reliability of our products could have an adverse affect on us and on our ability to maintain or attract customers.

Customer orders are subject to cancellation or modification at any time.

Our sales are made primarily pursuant to standard purchase orders for delivery of products. However, by industry practice, orders may be canceled or modified at any time. When a customer cancels an order, they are responsible for all finished goods, all costs, direct and indirect, incurred by us, as well as a reasonable allowance for anticipated profits. No assurance can be given that we will receive these amounts after cancellation. The current backlog contains only those orders for which we have received a confirmed purchase order and also includes contracts which have scheduled shipping dates beyond the upcoming fiscal year. As such, the current backlog represents only a portion of expected annual revenues for fiscal year 2008.

The markets for many of our products are characterized by changing technology.

The markets for many of our products are characterized by changing technology, new product introductions and product enhancements, and evolving industry standards. The introduction or enhancement of products embodying new technology or the emergence of new industry standards could render existing products obsolete or result in short product life cycles. Accordingly, our ability to compete is in part dependent on our ability to continually offer enhanced and improved products.

We are dependent on key in-house manufacturing equipment or processes to deliver a custom product (solution) with the highest performance and a short time to market.

We depend on key in-house manufacturing equipment and assembly processes. We believe that these key manufacturing and assembly processes give us the flexibility and responsiveness to meet our customer delivery schedule and performance specification with a custom product. This value proposition is an important component of our offering to our customers. A loss of these capabilities could have an adverse effect on our existing operations and new business growth.

Changes in the spending priorities of the federal government can materially adversely affect our business.

In fiscal year 2007, approximately 22% of our sales were related to products purchased by military contractors. Our business depends upon continued federal government expenditures on defense, intelligence, aerospace and other programs that we support. In fiscal year 2007, our sales to military contractors declined slightly. In addition, foreign military sales are affected by U.S. government regulations, regulations by the purchasing foreign government and political uncertainties in the U.S. and abroad. There can be no assurance that the U.S. defense and military budget will continue to grow or that sales of defense related items to foreign governments will continue at present levels. In addition, the terms of defense contracts with the U.S. government generally permit the government to terminate such contracts, with or without cause, at any time. Any unexpected termination of a significant U.S. government contract with a military contractor that we sell our products to could have a material adverse effect on our company.

Our industry is highly competitive and fragmented.

We compete with a range of companies for the custom optoelectronic and silicon photodetector requirements of customers in our target markets. We believe that our principal competitors for sales of custom devices are small to medium size companies. Because we specialize in custom devices requiring a high degree of engineering expertise to meet the requirements of specific applications, we generally do not compete to any significant degree with other large United States, European or Pacific Rim manufacturers of standard “off the shelf” optoelectronic components or silicon photodetectors. We cannot assure you that we will be able to compete successfully in our markets against these or any future competitors.

Our industry is sensitive to changing economic conditions.

We believe that many factors affect our industry, including consumer confidence in the economy, interest rates, fuel prices and credit availability. The overall economic climate or Gross National Product growth has a direct impact on our customers and the demand for our products. We cannot assure you that our business will not be adversely affected as a result of an industry or general economic downturn.

We are subject to environmental regulations.

The photonics industry, as well as the semiconductor industry in general, is subject to governmental regulations for the protection of the environment, including those relating to air and water quality, solid and hazardous waste handling, and the promotion of occupational safety. Various federal, state and local laws and regulations require that we maintain certain environmental permits. We believe that we have obtained all necessary environmental permits required to conduct our manufacturing processes. Changes in the aforementioned laws and regulations or the enactment of new laws, regulations or policies could require increases in operating costs and additional capital expenditures and could possibly entail delays or interruptions of operations.

If we are unable to protect our intellectual property rights adequately, the value of our products could be diminished.

We utilize proprietary design rules and processing steps in the development and fabrication of our PIN photodiodes, APD technology and our THz systems and sensors. In addition, we have over 100 patents or patents pending utilized in our products. There can be no assurance that any issued patents will provide us with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent utilized by us, or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and to prevent the infringement of a patent could be substantial and could have a material adverse effect on our operating results. Furthermore, there can be no assurance that our APD technology will not infringe on patents or rights owned by others, licenses to which might not be available to us. Based on limited patent searches, contacts with others knowledgeable in the field of APD technology, and a review of the published materials, we believe that our competitors hold no patents, licenses or other rights to the APD technology which would preclude us from pursuing our intended operations.

In some cases, we may rely on trade secrets to protect our innovations. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, disputes might arise as to the proprietary rights to such information which may not be resolved in our favor.

We face strong competition for skilled workers.

Our success depends in large part on our ability to attract and retain highly qualified scientific, technical, management, and marketing personnel. Competition for such personnel is intense and there can be no assurance that we will be able to attract and retain the personnel necessary for the development and operation of our business.

We may not be able to successfully integrate future acquisitions, which could result in our not achieving the expected benefits of the acquisition, the disruption of our business and an increase in our costs.

Over the past three years, we have acquired 3 businesses and we continually explore opportunities to acquire related businesses, some of which could be material to us. Our ability to continue to grow may depend upon identifying and successfully acquiring attractive companies, effectively integrating these companies, achieving cost efficiencies and managing these businesses as part of our company.

We may not be able to effectively integrate the acquired companies and successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions and increased competition. In addition, the process of integrating these businesses could cause the interruption of, or loss of momentum in, the activities of our existing business. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact our business and results of operations. Further, the benefits that we anticipate from these acquisitions may not develop.

Risks Relating to Our Class A Common Stock

Our share price has been volatile in the past and may decline in the future.

Our Class A common stock has experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

▪	quarterly variations in our operating results;

▪	operating results that vary from the expectations of securities analysts and investors;

▪	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

▪	announcements of technological innovations or new products by us or our competitors;

▪	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

▪	changes in the status of our intellectual property rights;

▪	announcements by third parties of significant claims or proceedings against us;

▪	additions or departures of key personnel;

▪	future sales of our ordinary shares; and

▪	stock market price and volume fluctuations.

Stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding the United States, could adversely affect the market price of our Class A common stock.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources both of which could have a material adverse effect on our business and results of operations.

Future sales of our Class A common stock in the public market could lower our stock price, and conversion of our warrants and any additional capital raised by us may dilute your ownership in the Company.

We may sell additional shares of Class A common stock in subsequent offerings. In addition, holders of warrants to purchase our Class A common stock will, most likely, exercise their warrants to purchase shares of our Class A common stock after this registration statement is declared effective. We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock will have on the market price of our Class A common stock. Sales of substantial amounts of our Class A common stock, including shares issued in connection with the exercise of the warrants, or the perception that such sales could occur, may adversely affect prevailing market prices for our Class A common stock.

Shares eligible for public sale in the future could decrease the price of our Class A common stock and reduce our future ability to raise capital.

Sales of substantial amounts of our Class A common stock in the public market could decrease the prevailing market price of our Class A common stock, which would have an adverse effect on our ability to raise equity capital in the future.

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our Class A common stock. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares of Class A common stock by the selling stockholders pursuant to this prospectus. All of the proceeds will be payable solely to the selling stockholders. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised. If all of the warrants are exercised, we may receive up to $1,371,464. We anticipate that the net proceeds from the exercise of the warrants would be used to pay down existing debt, working capital and general corporate purposes.

The selling stockholders will pay any expenses customarily borne by selling stockholders (including underwriting discounts, commissions and fees and expenses of counsel to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We have agreed to file a registration statement covering the shares of Class A common stock issued and issuable pursuant to the private placement transaction. The shares of Class A common stock being offered by the selling stockholders include those shares of Class A common stock issuable upon exercise of the warrants. For additional information regarding the issuance of those warrants, see “Prospectus Summary — The Private Placement” above. We have agreed to file a registration statement covering the shares Class A common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders include our CFO who is also a member of our board of directors, and our CTO. In addition, Potomac Capital Management LLC, an affiliate of Potomac Capital Partners LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP, beneficially owned more than 5% of our Class A common stock prior to the offering. The other selling stockholders have not had any material relationship with us within the past three years.

In accordance with the terms of the registration rights agreements with the selling stockholders, this prospectus generally covers the resale of 100% of the sum of (i) the number of shares of Class A common stock acquired in the private placement and owned as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (ii) the number of shares of Class A common stock issuable upon exercise of the warrants acquired in the private placement as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more than the number of shares being offered by this prospectus.

The selling stockholders have contractually agreed to restrict their ability to exercise the warrants which we issued pursuant to this private placement and receive shares of our Class A common stock such that the number of shares of Class A common stock held by the selling stockholders in the aggregate after such exercise does not exceed 19.99% of the issued and outstanding shares of Class A common stock at the time of the private placement as determined in accordance with the American Stock Exchange (Amex) rules. The actual number of shares offered in this prospectus, and included in the registration statement of which this prospectus is a part, also includes such additional number of shares of Class A common stock as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the Class A common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended.

The term “selling stockholders” includes the stockholders listed below and their respective transferees, assignees, pledgees, donees or other successors-in-interest. The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Class A common stock by each of the selling stockholders. The second column lists the number of shares of Class A common stock beneficially owned by each selling stockholder prior to the offering. The third column lists the number of shares of Class A common stock being offered by this prospectus by the selling stockholders, assuming exercise of the warrants held by the selling stockholders on that date immediately preceding the offering, without regard to any limitations on exercise. The fourth column lists the number of shares of Class A common stock and percentages of outstanding Class A common stock to be beneficially owned by the selling stockholders after the sale of all of the Class A common stock offered by the selling stockholders pursuant to this offering and assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

	Number of Shares Beneficially Owned Prior to the Offering (1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus (2)		Number of Shares to be Beneficially Owned After the Offering
Name of Selling Stockholders	#		#		#		% (3)
Potomac Capital Partners, LP (4)	1,631,863		1,035,095	(5)	596,768		2.49
Pleiades Investment Partners-R, LP (4)	1,152,715		731,335	(6)	421,380		1.76
Potomac Capital International Ltd (4)	1,143,340		733,570	(7)	409,770		1.71
Neal Goldman IRA (8)	375,000		375,000	(9)	0		-
Insiders Trend Fund (10)	125,000		125,000	(11)	0		-
Northern Valley Partners (12)	83,332		83,332	(13)	0		-
Sylvia Potter Family LTD Partnership (12)	41,666		41,666	(14)	0		-
Needham Contrarian (QP) Fund, LP (15)	300,000		300,000	(16)	0		-
Needham Contrarian Fund, LP (15)	116,666		116,666	(17)	0		-
Robin F. Risser, CFO & Director	1,040,833	(18)	62,500	(19)	978,333	(18)	4.08
Steven Williamson, CTO	1,984,167	(20)	102,500	(21)	1,881,667	(20)	7.85

(1) Represents number of shares owned by the selling stockholder as of November 26, 2007.

(2) The number of shares of Class A common stock to be sold by the selling stockholders is based on 100% of the number of shares of Class A common stock sold to the selling stockholders in the private placement and upon exercise of the warrants acquired in the private placement.

(3) Based on 23,977,678 shares of Class A Common Stock outstanding on November 26, 2007.

(4) Potomac Capital Partners, LP, Pleiades Investment Partners-R LP and Potomac Capital International, Ltd and are affiliated entities controlled by Potomac Capital Management LLC. Mr. Paul J. Solit is the managing member of Potomac Capital Management and has the voting and dispositive power over such shares owned by these entities. Mr. Solit disclaims beneficial ownership of the shares owned by Potomac Capital Partners, LP, Pleiades Investment Partners-R LP and Potomac Capital International, Ltd.

(5) Includes 207,019 shares of Class A common stock underlying warrants.

(6) Includes 146,267 shares of Class A common stock underlying warrants.

(7) Includes 146,714 shares of Class A common stock underlying warrants.

(8) Neal Goldman has voting control and investment discretion over securities held by Neal Goldman IRA. This amount does not include 50,000 shares of our Class A common stock which Mr. Goldman owns directly.

(9) Includes 75,000 shares of Class A common stock underlying warrants.

(10) Anthony Marchese has voting control and investment discretion over securities held by Insiders Trend Fund LP. Mr. Marchese disclaims beneficial ownership of the Class A common stock held by Insiders Trend Fund LP.

(11) Includes 25,000 shares of Class A common stock underlying warrants.

(12) Michael Potter has voting control and investment discretion over securities held by Northern Valley Partners, LLC and Sylvia Potter Family LTD Partnership. Mr. Potter disclaims beneficial ownership of the Class A common stock held by Northern Valley Partners, LLC and Sylvia Potter Family LTD Partnership.

(13) Includes 16,666 shares of Class A common stock underlying warrants.

(14) Includes 8,333 shares of Class A common stock underlying warrants.

(15) The General Partner of each of Needham Contrarian (QP) Fund, L.P. and Needham Contrarian Fund, L.P. is Needham Investment Management, LLC. George A. Needham and James K. Kloppenburg, as members of this general partner, have voting control and investment discretion over the investment. Messrs. Needham and Kloppenburg each disclaim beneficial ownership of the shares owned by Needham Contrarian (QP) Fund, L.P. and Needham Contrarian Fund, L.P except to the extent that each maintains a pecuniary interest in such funds.

(16) Includes 60,000 shares of Class A common stock underlying warrants.

(17) Includes 23,333 shares of Class A common stock underlying warrants.

(18) Includes shares underlying options which become exercisable within 60 days of November 26, 2007.

(19) Includes 12,500 shares of Class A common stock underlying warrants.

(20) Includes shares underlying options which become exercisable within 60 days of November 26, 2007.

(21) Includes 20,500 shares of Class A common stock underlying warrants.

PLAN OF DISTRIBUTION

The selling shareholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. To the extent permitted by applicable law, these sales may be effected in transactions, which may involve crosses or block transactions,

▪	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

▪	in the over-the-counter market;

▪	in transactions otherwise than on these exchanges or systems or in the over-the- counter market;

▪	through the writing of options, whether such options are listed on an options exchange or otherwise;

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales;

▪	sales pursuant to Rule 144;

▪	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of Common Stock or otherwise, to the extent permitted by applicable law, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. To the extent permitted by applicable law, the selling shareholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants, or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock.  All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $23,700.50 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES OF THE REGISTRANT

See the description listed under “Prospectus Summary — Private Placement” above.

LEGAL MATTERS

Dornbush Schaeffer Strongin & Venaglia, LLP, New York, New York, will pass on certain legal matters in connection with the offering, including the validity of the issuance of the shares being offered hereby.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended March 31, 2007 have been audited by Farber & Hass LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of the registration statement on Form S-3 of which this prospectus is a part, without charge at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of all or any portion of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Additionally, the SEC maintains an internet site that contains reports, proxies and information statements and other information regarding electronic filers and these documents are available to the public from the SEC's web site at http://www.sec.gov. In addition, our website is www.advancedphotonix.com.

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superceded by information contained directly in this prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

▪	Annual Report on Form 10-K for the fiscal year ended March 31, 2007;

▪	Proxy Statement relating to our 2007 Annual Meeting of Stockholders filed June 16, 2007 on Form 14A;

▪	Current Reports on Form 8-K, filed on November 15, 2007, September 19, 2007, September 7, 2007, August 13, 2007 and July 20, 2007;

▪	Quarterly Reports on Form 10-Q for the quarter ended June 29, 2007 and September 28, 2007; and

▪
The description of our Class A common stock contained in our Registration Statement on Form 8-A dated January 16, 1991 filed under the Exchange Act, including any amendments or reports filed for the purposes of updating such description.

You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference in, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

Advanced Photonix, Inc. 2925 Boardwalk, Ann Arbor, Michigan 48104 Attention: Secretary, (734) 864-5600.

Exhibits to any documents incorporated by reference in this prospectus will not be sent, unless those exhibits have been specifically referenced in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than underwriting discounts and commission, payable by the registrant in connection with the sale of securities being registered. All amounts shown are estimates except for the SEC registration fee. We have agreed to bear all expenses relating to the registration of our Class A common stock registered pursuant to the registration statement of which this prospectus is a part (other than underwriters’ discounts, commissions, and fees and expenses of counsel to be paid by the selling stockholders). We estimate these expenses to be approximately $23,700.50, except for the SEC registration fee:

Amount
SEC Registration Fee	$200.50
Accounting Fees and Expenses	$3,000.00
Legal Fees and Expenses	$20,000.00
Transfer Agent Fees	$500.00
Total	$23,700.50

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Our Certificate of Incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director.  It also contains a provision permitted by Delaware General Corporation Law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. Also this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Our By-Laws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by Delaware law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed our best interests.

Exhibits
Exhibit No.	Description
2.1
Stock Purchase Agreement dated December 21, 2004, by and among the Company and the Stockholders named therein - incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on December 23, 2004.

2.2
Agreement and Plan of Merger dated March 8, 2005, by and among the Company, Michigan Acquisition Sub, LLC, Picotronix, Inc., Robin Risser and Steven Williamson - incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on March 14, 2005.

4.1	Form of Registration Rights Agreement as part of the September 2007 private placement, incorporated by reference from the current report on Form 8-K filed September 7, 2007 (No. 0001144204-07-048423).

4.2	Form of Warrant sold as part of the September 2007 private placement incorporated by reference from the current report on Form 8-K filed September 7, 2007 (No. 0001144204-07-048423).

4.3
Form of Third-Party Subscription Agreement as part of the September 2007 private placement incorporated by reference from the current report on Form 8-K filed September 7, 2007 (No. 0001144204-07-048423).

4.4
Form of Insider (CFO & CTO) Subscription Agreement as part of the September 2007 private placement incorporated by reference from the current report on Form 8-K filed September 7, 2007 (No. 0001144204-07-048423).

4.5	Form of Subscription Agreement as part of the September 2007 private placement incorporated by reference from the current report on Form 8-K filed September 19, 2007 (No. 0001144204-07-050142).

5.1	Opinion of Dornbush Schaeffer Strongin & Venaglia, LLP.

23.1	Consent of Farber & Hass LLP.

23.2	Consent of Dornbush Schaeffer Strongin & Venaglia, LLP. included in Exhibit 5.1.*

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 3 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, state of Michigan on the 3rd day of December, 2007.

ADVANCED PHOTONIX, INC.

By:	/s/ Richard D. Kurtz
Name: Richard D. Kurtz
Title: President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Kurtz, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

PRINCIPAL EXECUTIVE OFFICER:

/s/ Richard D. Kurtz	Chairman of the Board,	December 3, 2007
Richard D. Kurtz	Chief Executive Officer,
President and Director

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ Robin F. Risser	Chief Financial Officer	December 3, 2007
Robin F. Risser	and Director

DIRECTORS:

/s/ Lance Brewer	Director	December 3, 2007
Lance Brewer

/s/ M. Scott Farese	Director	December 3, 2007
M. Scott Farese

/s/ Donald Pastor	Director	December 3, 2007
Donald Pastor

/s/ Stephen P. Soltwedel	Director	December 3, 2007
Stephen P. Soltwedel